Exhibit 10 (37)
Layne Christensen Company
Deferred Compensation Plan for Directors
(Amended and Restated)
     Layne Christensen Company, a Delaware corporation, (the “Company”) originally adopted the Layne Christensen Company Deferred Compensation Plan For Directors (the “Plan”) for non-employee members of the Company’s Board of Directors. The Plan was amended and restated by the Company’s full Board of Directors on April 26, 2004. The Company hereby amends and restates the Plan for compliance with section 409A of the Internal Revenue Code effective as of January 1, 2009.
ARTICLE I
     1.1 Name and Purpose. The name of this plan is the “Layne Christensen Company Deferred Compensation Plan for Directors.” The purpose of the Plan is to provide non-employee Directors of the Company with increased flexibility in timing the receipt of board service fees and to assist the Company in attracting and retaining qualified individuals to serve as Directors.
     1.2 Definitions. Certain capitalized terms used herein are defined parenthetically throughout this Plan and/or defined in this Section 1.2.
(a)	“Board” means the Company’s Board of Directors.

(b)	“Closing Price” means the closing price of the Company’s Common Stock as reported in The Wall Street Journal.

(c)	“Common Stock” means the common stock of Layne Christensen Company.

(d)	“Company” means Layne Christensen Company.

(e)	“Compensation” means all remuneration payable to a Director for service as a Director other than reimbursement for expenses and shall include, but not be limited to, fees for service and fees for attendance at meetings of the Board and of its committees.

(f)	“Director” means any individual serving on the Board who is not an employee of the Company or any of its subsidiaries.

(g)	“Effective Date” for this amended and restated plan is January 1, 2009.

(h)	“Participant” means a Director who has filed an election to participate under Section 3.1 with regard to any Plan Year.

(i)	“Plan Administrator” means a committee consisting of at least two of the employees of the Company designated by the Chief Executive Officer of the Company.

(j)	“Plan Year” means the calendar year.

(k)	“Separates from Service” or “Separation from Service” means a Director ceasing to serve as a director of the Company . A Director incurs a Separation from Service upon the effective date of the director’s cessation as a director of the Company. If a Participant is both a Director and a Company employee, the services provided as a Director shall be disregarded in determining whether there has been a Separation from Service as an employee, and the services provided as an employee shall be disregarded in determining whether there has been a Separation from Service as a Director. Separation from Service shall have the same meaning as set forth under Code section 409A and any applicable regulations or Treasury Department guidance issued thereunder.
ARTICLE II
     2.1 Participation in the Plan. Any individual who is a Director may participate in the Plan.

ARTICLE III
     3.1 Election to Participate. Each Director may elect annually to have payment of all or any portion of the Director’s Compensation for that Plan Year deferred to another year. An election to defer shall provide that the Compensation deferred will be paid on January 15 (or next business day) of a specified year in the future; provided, however, that if the Participant Separates from Service prior to such specified year, the Participant’s account will be paid within the 90-day period immediately following the Participant’s Separation from Service. No election to defer under this Plan may be made after December 31 of the year preceding the Plan Year during which Compensation would otherwise be paid. If a Participant becomes a Director and he or she has not in any prior Plan Year become eligible to participate in any nonqualified deferred compensation plan of the Company with which the Plan would be aggregated for purposes of Treasury Regulations § 1.409A 1(c)(2), the Director will have thirty (30) days to make an election with respect to the remainder of the Compensation due for that Plan Year; provided that a period of at least six (6) months exists between the date of such deferral election and, but for such deferral election, the date the Compensation would otherwise have been paid.
     An election to defer any Compensation shall be in writing and shall be delivered to the Plan Administrator or its designee in a form prescribed by the Plan Administrator. An election to defer shall be irrevocable by the Director and shall be effective only for the Plan Year immediately following the date on which it was filed. In the absence of a written election to defer filed by a Director with the Plan Administrator, any Compensation will be paid directly to the Director.
     3.2 Mode of Deferral. Payment of a Participant’s Compensation may be deferred by means of a credit. Credits shall be recorded in accounts established in Participants’ names on the books of the Company.
     Payment of a Participant’s Compensation may be deferred by means of a cash credit, a stock credit or a combination of the two as the Participant shall elect in writing at the same time as the election provided for in Section 3.1 is made. If a Participant fails to make an election as to mode of deferral, the Participant shall be deemed to have elected deferral by means of a cash credit. Cash credits and stock credits shall be recorded in accounts established in Participants’ names on the books of the Company.
     The Company shall not be obligated to make actual cash deposits or stock purchases in the account established in Participants’ names on the books of the Company, but only to make bookkeeping entries as if deposits had been made. If, for its own convenience, the Company should make deposits, any deposited sums shall remain a general, unrestricted asset of the Company and shall not be deemed as being held in trust, escrow or in any other fiduciary manner for the benefit of the Participant.
(a)	Cash Credits. If the deferral is wholly or partly by means of a cash credit, the Company shall credit the Participant’s cash credit account at the same time, and with the same amount, that the Director would have otherwise been paid in cash had no deferral election been made. As of the last day of each calendar quarter and after subtracting any distributions from the account made during the quarter, the Participant’s cash credit account shall also be credited with interest using an interest rate equal to the annual rate of yield on the longest term United States Treasury Bond outstanding at the end of the preceding year. Interest shall be calculated on the actual number of days in the quarter based upon a 365 day year.

(b)	Stock Credits. If the deferral is wholly or partly by means of a stock credit, the Company shall credit the Participant’s stock credit account, at the same time that the Director would have otherwise been paid in cash had no deferral election been made, with a hypothetical number of shares of Common Stock (including fractions of a share) equal to the number of shares of Common Stock that could have been purchased with the Compensation deferred assuming the per share hypothetical purchase price is equal to the average of the Closing Prices on each of the ten (10) business days immediately preceding the date such stock credit is made. As of the date any dividend is paid to shareholders of Common Stock, the Participant’s stock credit account shall also be credited with an additional hypothetical number of shares of Common Stock equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price on such date if the dividend had been paid on the hypothetical number of shares of Common Stock then credited to the Participant’s stock credit account. In case of dividends paid in property, the dividend shall be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Plan Administrator, and the Company shall credit the Participant’s stock credit account in the same manner as set forth above in this Section 3.2(b).
     3.3 Distribution of Credits. Payment of a Participant’s accounts shall be made in a single lump sum payment either (i) within the 90-day period immediately following the Participant’s Separation from Service or (ii) if a Participant has elected payment in a specified year under Section 3.1, distribution of the Participant’s account will be made on January 15 (or next business day) of the year specified, whichever is earlier. Distribution of a Participant’s cash credit and stock credit accounts shall be made in cash. The distribution amount of a Participant’s stock credit account shall be determined by multiplying the hypothetical number of shares of Common Stock then credited to the Participant’s stock credit account by the average of the Closing Prices on each of the immediately preceding ten (10) business days prior to (x) the date a Participant ceases to be a Director in the case of (i) above or (y) January 15 of the year specified in (ii) above, whichever is applicable.
     3.4 Adjustment. If at any time the number of outstanding shares of Common Stock shall be increased as the result of any stock dividend, subdivision, reclassification of shares or any other similar event, the hypothetical number of shares of Common Stock that are then credited to each Participant’s stock credit account shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased, or if the number of outstanding shares of Common Stock shall at any time be decreased as the result of any combination or reclassification of shares, reverse stock split or any other similar event, the hypothetical number of shares of Common Stock that are then credited to each Participant’s stock credit account shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased. In the event the Company shall at any time be consolidated with or merged into any other corporation and holders of the Common Stock receive common shares of the resulting or surviving corporation, there shall be credited to each Participant’s stock credit account, in place of the hypothetical shares then credited thereto, a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the hypothetical number of shares of Common Stock then credited to the Participant’s stock credit account. If, in such a consolidation or merger, holders of the Common Stock shall receive any consideration other than common shares of the resulting or surviving corporation, the Plan Administrator, in its sole discretion, shall determine the appropriate change in Participants’ accounts.
     3.5 Distribution upon Death. In the event of the death of a Participant, whether before or within the 90-day period immediately following the Participant’s Separation from Service, any credit account to which the Participant was entitled shall be distributed in a lump sum cash payment to such person or persons or the survivors thereof, including corporations, unincorporated associations or trusts, as the Participant may have designated. All such designations shall be made in writing signed by the Participant and delivered to the Plan Administrator. A Participant may from time to time revoke or change any such designation by written notice to the Plan Administrator. If there is no unrevoked designation on file with the Plan Administrator at the time of the Participant’s death, or if the person or persons designated therein shall have all predeceased the Participant or otherwise ceased to exist, such distributions shall be made in accordance with the Participant’s will or in the absence of a will, to the administrator of the Participant’s estate. Any distribution under this Section 3.5 shall be made within the 90-day period immediately following the Participant’s death. Should such Participant have a stock credit account, the amount of the distribution shall be determined by multiplying the hypothetical number of shares of Common Stock credited to such account by the average of the Closing Prices on each of the last ten (10) business days of the fiscal quarter in which the Plan Administrator is notified of the Participant’s death.
     3.6 Permissible Acceleration of Benefits. Notwithstanding any other provision hereof to the contrary, the Plan Administrator, in its sole discretion, may allow for the acceleration of a payment as permitted under Treasury Regulations § 1.409A 3(j)(4) such as but not limited to (i) distributions pursuant to a domestic relations order (§ 1.409A 3(j)(4)(ii)); (ii) distributions to comply with an ethics agreement with the Federal government (§ 1.409A 3(j)(4)(iii)); (iii) distributions for the payment of employment taxes (§ 1.409A 3(j)(4)(vi); and (iv) distributions upon the inclusion of income under Code section 409A (§ 1.409A 3(j)(4)(vii)).
     3.7 Withholding Taxes. The Company shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state, or local governments.
ARTICLE IV
     4.1 Plan Administrator. The Plan Administrator shall have full power and authority to administer the Plan including the power to promulgate forms to be used with regard to the Plan, the power to promulgate rules of

Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, and the power to make such decisions to take such action as the Plan Administrator, in its sole discretion, deems necessary or advisable to aid in the proper maintenance of the Plan.
ARTICLE V
     5.1 Funding. No promise hereunder shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises.
ARTICLE VI
     6.1 Non-alienation of Benefits. None of the Participant’s stock credit account, cash credit account or any other benefit provided under the Plan may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company. No such benefit shall, prior to receipt thereof by the Participant, be subject to the debts, contracts, liabilities, engagements, or torts of the Participant.
ARTICLE VII
     7.1 Delegation of Administrative Duties. Administrative duties imposed by this Plan may be delegated by the Plan Administrator to an individual charged with such duties.
     7.2 Governing Law. This Plan shall be governed by the laws of the State of Delaware.
     7.3 409A Transition Election. If elected by the Company, all Participants in the Plan are permitted to amend their current elections relating to both timing and form of payment before December 31, 2008 provided that no change in a timing or form election made during 2008 may either (1) apply to payments the Participant otherwise would have received in 2008 or (2) cause a Plan benefit to be paid in 2008 which otherwise would not have been paid in 2008.
     7.4 Compliance with Code Section 409A. Notwithstanding anything contained in this Plan or to the contrary, it is the intent of the Company to have this Plan interpreted and construed to comply with any and all provisions of Internal Revenue Code section 409A including any subsequent amendments, rulings or interpretations from appropriate governmental agencies.
     7.5 Non-ERISA Plan. This Plan covers no employees of the Company and therefore is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
     7.6 Amendment and Modification of the Plan. The Board at any time may amend or modify the Plan, provided however, that the formula provisions of this Plan shall not be amended more than once every six (6) months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, and any releases or judicial decisions pertaining to the same. The Company also reserves the right to suspend the operation of this Plan for a fixed or indeterminate period of time.
     7.7 Termination. The Company reserves the right to terminate this Plan in accordance with one of the following, subject to the restrictions imposed by Section 409A and authoritative guidance and provided that:
(a)	All plans sponsored by the Company that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated;

(b)	No payments, other than payments that would be payable under the terms of this Plan if the termination had not occurred, are made within twelve (12) months of this plan termination;

(c)	All payments are made within twenty-four (24) months of this Plan termination;

(d)	Neither the Company nor any of its affiliates adopts a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements at any time within three (3) years following the date of termination of this Plan.

(e)	The termination does not occur proximate to a downturn in the financial health of the Company.

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